Exhibit 10.19

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of the 1st day of April, 2011, between NOCOPI TECHNOLOGIES, INC., a Maryland corporation, with an address at 9-C Portland Road, West Conshohocken, PA 19428 (the “Company”) and TERRY W. STOVOLD, an individual, with an address of 418 East Hector Street, Conshohocken, PA 19428 (the “Employee”).

In consideration of the mutual promises and covenants set forth herein, and intending to be legally bound hereby, Company and Employee agree as follows:

1. Employment. Company hereby employs Employee on a full-time basis, and Employee accepts such employment on the terms and conditions hereinafter set forth. Employee has sold his existing home in Raleigh North Carolina and will relocate to the Philadelphia metropolitan area during mid-2011. After Employee’s relocation back to the Philadelphia metropolitan area, the Employee will work out of the West Conshohocken office, subject to business travel and vacation exceptions.

2. Term. The term of this Agreement shall be for a period of three (3) years commencing on April 1, 2011 (“Initial Term”) and shall continue after expiration of the Initial Term on a year-to-year basis unless either party gives the other party written notice of termination at least sixty (60) days prior to such termination, or unless this Agreement is sooner terminated in accordance with Paragraph 5 or 6 hereof.

3. Duties. Employee will be the Company’s Director of Operations and Sales, and agrees to perform the duties and services customarily incident to that position as reasonably determined by Company’s Board of Directors from time to time. All current Company employees, excluding the Chief Financial Officer, shall report to Employee. Employee shall report to the Company’s Chief Executive Officer, President or Chief Operating Officer, as reasonably determined by the Company’s Board of Directors from time to time, and shall devote his full time, sole attention, energies and best efforts to the performance of his duties and to the promotion of the business and interests of the Company and of any subsidiaries or affiliated companies.

4. Compensation; Expenses.

(a) Base Salary and Commission. Until this Agreement terminates or expires, Employee (i) shall earn a base salary set from time to time by the Company’s Board of Directors and payable according to Company’s regular payroll cycle, and (b) shall be entitled to earn commissions (currently 7% on collected Company sales directly related to Employee’s sales efforts) and bonuses (based on individual attainment and overall Company performance) according to such annual compensation and bonus plans as may be approved in writing by Company’s Board of Directors from time to time at their reasonable discretion. Employee agrees to conduct himself according to customary and accepted business ethics and to comply, when they are adopted or modified, with the Company’s rules, regulations, practices for its employees in general, including those concerning work schedules, vacation and sick leave.

(b) Fringe Benefits. Employee shall be entitled to participate in such medical insurance, restricted stock plans, and other fringe benefit programs of Company as are made available to other management employees of Company. If, because of his location, Employee is not eligible to or chooses not to participate in any company-paid medical insurance plan, Employer shall undertake to reimburse Employee, with reasonable promptness, for the reasonable and documented costs of obtaining comparable medical coverage for himself and his family to that which is then being made available to Employer’s Pennsylvania employees from a local provider, whose identity, medical insurance plan, and any monthly costs in excess of those currently in effect must first be pre-approved by Employer in writing upon Employee’s submission of proper supporting documentation.

(c) Business Expenses. Company will, with reasonable promptness, pay, or reimburse Employee for, all ordinary and reasonable out-of-pocket business expenses incurred by Employee in connection with his performance of duties upon presentation to Company of an itemized accounting of such expenses.

(d) Relocation Expenses. Company will, with reasonable promptness, pay or reimburse Employee for the reasonable moving expenses incurred to relocate Employee and his family to the Philadelphia area. Employee will submit at least two quotations for such moving expenses to Company, and Employee and Company must agree in writing on costs before such moving expenses are incurred.

(e) Entire Compensation. The compensation provided for in this Agreement is in full payment of the services to be rendered by Employee to Company hereunder.

5. Death or Total Disability of Employee.

(a) Death. In the event of the death of Employee during the term of this Agreement, this Agreement shall terminate effective as of the date of Employee’s death, and Company shall not have any further obligation or liability hereunder except that (i) Company shall pay to Employee’s designated beneficiary or, if none, to his estate, the portion, if any, of Employee’s then base salary for the period up to Employee’s date of death which remains unpaid, and (ii) the Company shall pay to Employee’s designated beneficiary (or to his estate) any commissions actually earned by Employee before the date of his death.

(b) Total Disability. In the event of the Total Disability (as that term is hereinafter defined) of Employee, Company shall have the right to terminate Employee’s employment hereunder and Company shall not have any further obligation or liability under this Agreement except that (i) Company shall pay to Employee his then base salary for the period ending on the date the Total Disability is confirmed to have occurred, and (ii) Company shall pay to Employee any commissions actually earned by Employee before his Total Disability. The term “Total Disability,” as used herein, shall mean a mental, emotional or physical condition which either (i) has rendered Employee unable to perform his responsibilities hereunder for a period of ninety (90) consecutive days, or for a total of one hundred twenty (120) days during any period of twelve (12) consecutive months, during the term of this Agreement, or (ii) in the reasonable opinion of Company is expected to render Employee, for a period of 3 months, unable or incompetent to carry out, on a substantially full-time basis, the job responsibilities he held or tasks he was assigned at the time the disability was incurred.

Employee agrees, in the event of any dispute as to the determination made pursuant to this paragraph, to submit to a physical or other examination by a licensed physician in the metropolitan area where Employee then resides, to be selected by Company, the cost of which examination shall be paid by Company.

6. Other Terminations of Employment.

(a) Termination by Company. In addition to termination of the Employee’s employment pursuant to Paragraph 5, the Company may discharge the Employee and terminate his employment hereunder For Cause (as defined below). The term “For Cause” shall be and mean any of the following occurrences: (i) habitual intoxication; (ii) drug addiction; (iii) conviction of a felony; (iv) adjudication as an incompetent; (v) misappropriation of corporate funds, (vi) consistent failure to achieve reasonable sales projections set by Company or other serious and documented non-performance of Employee’s duties for Company, (vii) repeated absence from work during normal business hours, (viii) repeated conduct inconsistent with Employee’s position, (ix) repeated violation of any directives from Company’s Board of Directors or Chief Executive Officer, or of any policies, rules, regulations or standards of practice of Company, (x) Employee’s breach of this Agreement in any other respect, or (xi) upon the Company (a) discontinuing its business operations, (b) suffering a materially adverse impact to its business or finances as determined by the Board of Directors, or (c) filing (or having filed against it) a petition in bankruptcy or a petition for reorganization under any state or federal bankruptcy law which, with respect to an involuntary proceeding, is not dismissed within 90 days of the filing thereof.

(b) Termination by Employee. Employee may terminate his employment with Company at any time For Good Reason, or without Good Reason upon sixty (60) days prior written notice to Company. The term “For Good Reason” shall mean (i) any material breach of this Agreement by Company that is not cured within thirty (30) days following written notice thereof by Employee to Company, or (ii) a Change in Control of the Company, and contemporaneously therewith, a substantial change in Employee’s location, or status, duties and/or powers referred to in this Agreement, without Employee’s prior written consent. A Change in Control of Company shall be deemed to have occurred if Company shall become a subsidiary of another corporation or other entity, or shall be merged or consolidated into another corporation or other entity, or if substantially all of the assets of Company shall be sold to another corporation or entity, and contemporaneously therewith the Chief Executive Officer of Company before the Change of Control ceases to serve as Company’s Chief Executive Officer after the Change of Control.

(c) Payments upon Certain Terminations of Employment. If (i) this Agreement expires, or (b) Company terminates the employment of Employee For Cause, Company shall have no obligation to pay to Employee any sum for the period after the date of such termination of employment, other than the payment of that portion of Employee’s then base salary for the period ending on the date of such termination of employment. If Company terminates the employment of Employee for any reason other than For Cause or other than pursuant to Paragraphs 5(a) or 5(b), Company shall in addition pay to Employee any commissions actually earned by Employee before the date of termination, plus an amount equal to one (1) week’s then base salary for every twelve (12) months of employment assuming Employee’s employment with Company commenced as of February 26, 1987, but in no event more than six (6) months then base salary, which sum shall be payable on a bi-weekly basis from and after the date of Employee’s termination. If Employee terminates his employment For Good Reason, Company shall pay to the Employee the portion of Employee’s then base salary for the period ending on the date of such termination of employment, any commissions actually earned by Employee before the date of termination, plus an amount equal to one (1) week’s then base salary for every twelve (12) months of employment assuming Employee’s employment with Company commenced as of February 26, 1987, but in no event more than six (6) months then base salary, which sum shall be payable on a bi-weekly basis from and after the date of Employee’s termination. The sums payable to Employee other than base salary and actual commissions earned are hereinafter referred to in this Agreement as the “Severance Payment” and shall only be payable upon execution and delivery of a release in form and content acceptable to Company.

7. Non-Disclosure; Developments.

(a) Non-Disclosure. Employee recognizes and acknowledges that he has had and will continue to have access to certain confidential information of Company, including, for example and not intending to be inclusive, information concerning the business or business plans of Employer, the business or business plans of any of Employer’s customers, referral sources, and vendors, the identities of Employer’s customers, referral sources, and vendor contacts, contracts between Employer and its customers, referral sources, and vendors, proprietary ink formulas and compositions, and the prices Employer pays its vendors or obtains from customers for the sale of its products. Employee agrees that he will not, for any reason or purpose whatsoever, during or after the term of his employment, use any such confidential information for any reason other than on behalf of Company, or disclose any of such confidential information to any party without express authorization of Company, except as necessary in the ordinary course of performing his duties hereunder. Upon expiration or termination of employment for any reason, voluntary or involuntary, Employee shall promptly turn over to Company all documents, disks or other computer media, or other material in Employee’s possession or under Employee’s control that may contain or be derived from such confidential information, or are connected with or derived from Employee’s services to Employer.

(b) Inventions, Designs and Product Developments. All inventions, discoveries, concepts, improvements, formulas, processes, devices, methods, innovations, designs, ideas and product developments (collectively, the “Developments”), developed, conceived or enhanced by Employee, solely or jointly with others, whether or not patentable or copyrightable, at any time during the employment term and which relate to the actual business activities of Company, and all of Employee’s right, title and interest therein, shall be the exclusive property of Company. Employee hereby assigns, transfers and conveys to Company all of his right, title and interest in and to any and all such Developments. Employee shall disclose fully, as soon as practicable and in writing, all Developments to Company, other than those, if any, that are already in the public domain. At any time and from time to time, upon the request of Company and at Company’s sole expense, Employee shall execute and deliver to Company any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for Company, are or may be necessary or desirable to document such transfer or to enable Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. Company will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse Employee for all reasonable expenses Employee incurs in connection therewith.

8. Noncompetition. Employee agrees that during the term of this Agreement and for a period of one (1) year thereafter, in order for Company to protect its trade secrets and confidential information to the fullest extent permitted by law, Employee shall not, unless acting pursuant hereto or with the prior written consent of the Company, directly or indirectly:

(a) solicit business from or perform services for, any persons, company or other entity which at any time during such Employee’s employment by Company is a client or customer of the Company if such business or services are of the same general character as those engaged in or performed by Company;

(b) solicit for employment or in any other fashion hire any of the employees of Company;

(c) own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant, advisor (paid or unpaid) or otherwise with any business or enterprise engaged in any business engaged in by the Company or any of its affiliates in any areas where Company is currently conducting business. Recognizing his status as a senior manager of Company, that Company does business throughout North America, and that his violation of this covenant would irreparably damage Company irrespective of the location from which such violation takes place, Employee expressly acknowledges and agrees that it is reasonable for the territorial scope of the foregoing covenant to extend throughout the entire geographical area in which Company is conducting business as of the date of termination of this Agreement;

(d) use or permit his name to be used in connection with, any business or enterprise engaged in the engaged in any business or enterprise engaged in by the Company or any of its affiliates in any areas where Company is currently conducting business; or

(e) use the name of Company or any name similar thereto, but nothing in this clause shall be deemed, by implication, to authorize or permit use of such name after expiration of such period.

As used in this Paragraph 8, the term “directly or indirectly” shall include the actions of Employee acting in his individual or in any other capacity, the actions of any business in which Employee or any of Employee’s immediate family members, directly or indirectly, owns more than a 10% interest or which Employee or any of Employee’s immediate family members, directly or indirectly, manages, conducts, operates, controls, joins, finances, licenses or is otherwise connection with as an officer, consultant, broker, finder, referral source, employee, partner or otherwise, and the actions of any agents of such other business.

Notwithstanding the foregoing, (i) if Company terminates Employee’s employment

(other than For Cause), or if Employee terminates Employee’s employment For Good Reason, then in such case the covenants contained in this Paragraph 8 shall terminate on the date which is six (6) months after the date of such termination of employment, and (ii) if, after a Change of Control, Company terminates Employee’s employment (other than For Cause), then in such case the covenants contained in this Paragraph 8 shall terminate upon Employee’s termination of employment.

In the event that the provisions of this Paragraph 8 should ever be adjudicated to exceed the time, geographic, service or product limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service or product limitations permitted by applicable law. The restrictions contained in this Paragraph 8 shall terminate upon the dissolution of Company, or upon the permanent discontinuance of Company’s business operations.

9. Remedies; Equitable Relief; Survival.

(a) Employee acknowledges that the restrictions contained in Paragraphs 7 and 8 hereof are, in view of the nature of the business of Company, reasonable and necessary to protect the legitimate interests of Company, and that any violation of any provisions of those Paragraphs will result in irreparable injury to Company. Employee also acknowledges that in the event of any violation or threatened violation hereof, Company shall be entitled to temporary and permanent injunctive relief, without the necessity of proving actual damages, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled. If either party successfully enforces the provisions of Paragraphs 7 or 8 in any court of law or equity, the other party shall be responsible for and shall pay its reasonable attorney’s fees and costs incurred in connection with such successful enforcement.

(b) Forfeiture of Severance Payments. In addition to the remedies available to Company pursuant to the provisions of Paragraph 9(a) above, upon the occurrence of any breach by Employee of the provisions of Paragraphs 7 or 8 of this Agreement, Employee shall immediately forfeit all Severance Payments due and payable under Paragraph 6(c) of this Agreement, and return any Severance Payments made prior to such breach. Employee expressly acknowledges and confirms that Company’s obligation to make the Severance Payments is expressly conditioned upon Employee’s compliance with the provisions of Paragraphs 7 and 8 of this Agreement.

(c) Survival of Covenants. The provisions of Paragraphs 7 and 8 shall survive the termination of this Agreement for any reason, voluntary or involuntary.

(d) Other Agreements. Notwithstanding any non-disclosure or restrictive covenants which may be included within any prior agreements between Company and Employee, by executing this Agreement, Employee recognizes and acknowledges the additional non-disclosure and restrictive covenants set forth in this Agreement as being reasonable consideration for this Agreement.

10. Remedies Cumulative; No Waiver. No remedy conferred upon Company by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by Company in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by Company from time to time and as often as may be deemed expedient or necessary by Company in its sole discretion.

11. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Company: 9-C Portland Road

West Conshohocken, PA 19428

If to Employee: 418 East Hector Street

Conshohocken, PA 19428

but no such notice, request, demand, claim, or other communication shall be deemed to have been given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications are to be delivered by giving the other party notice in the manner set forth above.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Pennsylvania.

13. Contents of Agreement; Amendment and Assignment. This Agreement sets forth the entire understanding between the parties with respect to its subject matter and supersedes and replaces all other employment arrangements between Employee and Company. This Agreement cannot be changed, modified or terminated except upon written amendment executed by the parties. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties, except that the duties and responsibilities of Employee are of a personal nature and shall not be assignable in whole or in part by Employee.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

NOCOPI TECHNOLOGIES, INC.

BY:	/s/ Michael A. Feinstein, M.D.
Chief Executive Officer

/s/ Terry W. Stovold
TERRY W. STOVOLD